Exhibit 99.1

Cambium Learning Group Completes Acquisition of Rosetta Stone

Addition of Rosetta Stone Expands Cambium’s Digital-Centric Portfolio

DALLAS, TX (October 15, 2020) – Cambium Learning Group, Inc., a leading provider of digital education solutions and professional learning services and a portfolio company of Veritas Capital, today announced that it has completed its acquisition of Rosetta Stone, a world leader in technology-based language and literacy learning.

Founded in 1992, Rosetta Stone’s language division uses innovative digital solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone’s literacy education division, is a leader in the PreK-12 literacy space and helps students build reading and oral language skills through its evidence-based, independently evaluated instruction and assessment blended-learning programs. Solutions include Lexia® Core5® Reading (online differentiated literacy instruction for students of all abilities in grades pre-K-5), Lexia® PowerUp® Literacy (online solution to help struggling readers in grades 6-12 become proficient readers and confident learners), Rosetta Stone® English (online blended solution to build oral language skills in emergent bilinguals), and Lexia® Rapid™ Assessment (research-based, computer-adaptive reading and language assessment). As award-winning digital solutions designed to deliver meaningful learning outcomes, Rosetta Stone and Lexia Learning strongly align with Cambium’s digital-centric portfolio of literacy products.

“Rosetta Stone and Lexia Learning are both iconic digital education brands with tremendous breadth and impact worldwide. Despite the uncertain time in the education industry, both brands have shown remarkable resilience and partnership to their growing base of users,” said John Campbell, CEO of Cambium Learning. “By leveraging our combined scale, Rosetta Stone and Lexia Learning will be able to reach even more teachers, students and lifetime learners and better serve their existing customers.”

“We are thrilled to welcome Rosetta Stone and Lexia Learning to Cambium Learning to create one of the largest and most impactful digital education providers in the world. We look forward to Cambium’s continued growth as it transforms the future of K-12 education for administrators, teachers and students,” added Ramzi Musallam, Chief Executive Officer and Managing Partner of Veritas.

About Rosetta Stone Inc.

Rosetta Stone Inc. is dedicated to changing people’s lives through the power of language and literacy education. The company’s innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone’s language division uses advanced digital technology to help all types of learners read, write and speak more than 30 languages, including several endangered languages. Lexia Learning, Rosetta Stone’s literacy education division, was founded more than 35 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. “Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

About Cambium Learning Group, Inc.

Cambium Learning® Group believes every student has great potential, teachers are mission-critical, and data, instruction and practice work together to drive performance. With a portfolio of award-winning brands, Cambium Learning Group’s digital and blended curriculum and professional learning solutions drive proficiency, equity, and other learning outcomes in classrooms everywhere. Brands include Learning A-Z® (online differentiated instruction for K-6 school reading, writing and science), ExploreLearning® (online interactive math and science simulations, a math fact fluency solution, and a K-2 science solution), Voyager Sopris Learning® (blended solutions that accelerate struggling learners to achieve in literacy and math and professional learning for teachers), Cambium Assessment (innovative state- and district-level assessment solutions), and VKidz Learning (online PreK-12 homeschool curriculum and programs for literacy and math).

Come learn with us at www.cambiumlearning.com.

About Veritas Capital

Veritas is a leading private investment firm that invests in companies that provide critical products and services, primarily technology and technology-enabled solutions, to government and commercial customers worldwide, including those operating in the healthcare, national security, software, education, aerospace & defense, government services, communications, and energy industries. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means.

For more information on Veritas and its current and past investments, visit www.veritascapital.com.

Media Contact

John Jorgenson

CMO, Cambium Learning Group

520.204.2452 / john.jorgenson@cambiumlearning.com